UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2009

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Point Center East, Suite 600 Alpharetta, Georgia	30022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-514-0186

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 20, 2009, Schweitzer-Mauduit International Inc. (the “Company”) filed a Current Report on Form 8-K announcing a plan to divest the finished tipping paper production facility in Malaucène, France. At that time, we indicated the Company’s initial estimate of the anticipated costs associated with closing the mill and reducing employment by 211 people would be approximately $22 million pre-tax, of which $20 million was expected for cash severance and $2 million for other non-cash charges.

On July 22, 2009, the Company concluded the statutory consultation process with the Work’s Council who expressed a negative opinion on the Company’s proposal. Despite this negative opinion, the Company has decided to implement its last and final proposal. The Company now expects to incur approximately $25 million pre-tax in restructuring expenses related to this action. This total consists of $24 million in cash severances, net of reversals of certain employee-related liabilities which are expected to be eliminated as a result of the mill shutdown and employee terminations, and approximately $1 million for other non-cash charges.

Efforts to sell the mill are ongoing but have not to date resulted in a serious offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By: /s/ Peter J. Thompson
Peter J. Thompson
Treasurer, Chief Financial and
Strategic Planning Officer

Dated: July 28, 2009